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                                                                      EXHIBIT 11

                            UNITED DENTAL CARE, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                       For Three Months Ended     For Six Months Ended
                                                                                June 30,                June 30,
                                                                       ----------------------     --------------------
                                                                           1997        1998          1997       1998
                                                                       ----------    --------     ---------   ---------
I.   Reported net earnings
     Net income (loss)..............................................    $  (4,433)   $  1,669     $  (2,981)  $  3,186
                                                                        =========    ========     =========   ========

II.  Basic earnings per share
     A. Shares outstanding
           Weighted average number of shares outstanding during
                period..............................................        8,935       8,982         8,927      8,968
                                                                        =========    ========     =========   ========
     B.  Net income (loss) per share................................    $   (0.50)   $   0.19     $   (0.33)  $   0.36
                                                                        =========    ========     =========   ========

III. Diluted earnings per share (see NOTE below)
     A. Shares outstanding
           Weighted average number of shares outstanding during
                period..............................................        8,935       8,982         8,927      8,968

           Shares potentially issuable upon the assumed exercise of
                stock options, net of assumed repurchase using the
                Treasury Stock Method...............................          N/A         215           N/A        180
                                                                        ---------    --------     ---------   --------
           Total common shares and common equivalent shares.........        8,935       9,197         8,927      9,148
                                                                        =========    ========     =========   ========
     B.  Net income (loss) per share................................    $  (0.50)    $   0.18     $  (0.33)   $   0.35
                                                                        =========    ========     =========   ========

NOTE: Shares potentially issuable upon assumed exercise of stock options are not applicable for any period in which their inclusion would have the effect of decreasing the loss per share amount for such period.